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                                                                    EXHIBIT 99.1

STEVE MARTIN NAMED HEAD OF DISTRIBUTION GROUP

FORT WORTH, Texas--Jan. 26, 2001--Kevco, Inc. (Nasdaq/NM:KVCO) today announced that Steve Martin has been named president of the Company's Distribution Group. He replaces Rusty Hardin who has resigned for personal reasons.

Fred Hegi, chairman of the board, president and chief executive officer, commented, "We have accepted Rusty's decision to resign as an officer of Kevco. He has contributed substantially to Kevco since he joined this organization in 1995, and we appreciate the hard work and commitment he has consistently demonstrated. Steve Martin has been the chief operating officer of Kevco's Northern Region since 1999. His experience covers more than 20 years in the manufactured housing and recreational vehicle industries. We look forward to his contributions in his new position and are confident he will execute these new responsibilities very effectively."

Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products for the manufactured housing and recreational vehicle industries.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those relating to implementation of the Company's cost improvement and operating efficiency initiatives, the effect of installation of a new information system, the outlook for and advantages of manufactured housing and includes statements relating to the Company or its operations that include terms such as "expects," "believes," "anticipates," "intends," "goals" and similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results, performance and achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements as a result of various factors, including without limitation, the Company's substantial leverage and its effects on the Company's ability to obtain additional capital as needed, the adequacy of existing funds to meet liquidity needs, the Company's ability to integrate its operations and realize savings from the implementation of its new management information systems, the realization of savings from plant consolidations and staff reduction; the ability of the manufactured housing industry to reduce inventory, customer demand for manufactured housing and recreational vehicles, the effect of general economic conditions, including increasing interest rates, the availability of financing for manufactured housing consumers and the impact of raw materials prices. This press release speaks as of the date it is released. The Company does not intend to, and does not undertake to, update information contained in this press release absent an express obligation to do so in connection with required filings under Federal securities laws. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended September 30, 2000.